Exhibit 5.1

April 19, 2021
Sollensys Corp
2475 Palm Bay Rd. NE, Suite 120
Palm Bay, FL 32905

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Sollensys Corp, a Nevada corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) 1,000,000 shares (the “Shares”) of common stock, par value $0.001 per share, reserved for issuance pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Anthony L.G., PLLC
ANTHONY L.G., PLLC